Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-105623, 333-86268, 333-74076, 333-41090, and 333-136182 on Form S-8 and Registration Statement No. 333-142362 on Form S-3 of our reports dated March 5, 2010, relating to the consolidated financial statements and financial statement schedules of Newport Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the retrospective adjustment to the consolidated financial statements for the adoption of Accounting Standards Codification Subtopic 470-20, Debt – Debt with Conversion and Other Options, in 2009), and the effectiveness of Newport Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Newport Corporation for the year ended January 2, 2010.

/s/ Deloitte & Touche LLP

Costa Mesa, California
March 5, 2010